EXHIBIT 99.1

AutoZone 1st Quarter Total Company Same Store Sales Increase 4.7%; Domestic Same Store Sales Increase 4.8%; 1st Quarter EPS of $31.04

MEMPHIS, Tenn., Dec. 09, 2025 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $4.6 billion for its first quarter (12 weeks) ended November 22, 2025, an increase of 8.2% from the first quarter of fiscal 2025 (12 weeks). Same store sales, or sales for our domestic and international stores open at least one year, are as follows:

		Constant Currency
	12 Weeks	12 Weeks*

Domestic	4.8%	4.8%
International	11.2%	3.7%
Total Company	5.5%	4.7%
* Excludes impacts from fluctuations of foreign exchange rates.

For the quarter, gross profit, as a percentage of sales, was 51.0%, a decrease of 203 basis points versus the prior year. The decrease in gross margin was driven by a 212 basis point non-cash LIFO impact, partially offset by other net margin improvements. Operating expenses, as a percentage of sales, were 34.0% versus last year at 33.3%. Deleverage was primarily driven by investments to support our growth initiatives.

Operating profit decreased 6.8% to $784.2 million. Net income for the quarter was $530.8 million compared to $564.9 million in the same period last year, while diluted earnings per share were $31.04 compared to last year at $32.52.

Under its share repurchase program, AutoZone repurchased 108 thousand shares of its common stock during the first quarter, at an average price per share of $3,999, for a total investment of $431.1 million. At the end of the first quarter, the Company had $1.7 billion remaining under its current share repurchase authorization.

The Company’s inventory increased 13.9% over the same period last year, driven primarily by growth initiatives and inflation. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was negative $145 thousand versus negative $166 thousand last year and negative $131 thousand last quarter.

“I would like to thank our AutoZoners for delivering another quarter of strong sales growth. Our Domestic and International businesses performed well throughout the quarter as we continue to execute on our growth initiatives. We were especially pleased to open 53 net new stores globally in the quarter and we plan to aggressively open stores over the remainder of the fiscal year as we continue our focus on gaining market share. As we invest in growing our business, we will remain committed to our disciplined approach of increasing earnings and cash flow to drive shareholder value,” said Phil Daniele, President and Chief Executive Officer.

During the quarter ended November 22, 2025, AutoZone opened 39 new stores in the U.S., 12 in Mexico and two in Brazil for a total of 53 net new stores. As of November 22, 2025, the Company had 6,666 stores in the U.S., 895 in Mexico and 149 in Brazil for a total store count of 7,710.

AutoZone is a leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light duty trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. The majority of stores have a commercial sales program that provides prompt delivery of parts and other products and commercial credit to local, regional and national repair garages, dealers, service stations, fleet owners and other accounts. AutoZone also sells automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com, and our commercial customers can make purchases through www.autozonepro.com. Additionally, we sell the ALLDATA brand of automotive diagnostic, repair, collision and shop management software through www.alldata.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

AutoZone will host a conference call this morning, Tuesday, December 9, 2025, beginning at 10:00 a.m. (ET) to discuss its first quarter results. This call is being web cast and can be accessed, along with supporting slides, at AutoZone’s website at www.autozone.com by clicking on Investor Relations. Investors may also listen to the call by dialing (888) 506-0062, passcode AUTOZONE. In addition, a telephone replay will be available by dialing (877) 481-4010, replay passcode 52975 through December 23, 2025.

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to earnings before interest, taxes, depreciation, amortization, rent and share-based expense (“EBITDAR”). The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements herein constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These statements are based on assumptions and assessments made by our management in light of experience, historical trends, current conditions, expected future developments and other factors that we believe appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand, due to changes in fuel prices, miles driven or otherwise; energy prices; weather, including extreme temperatures and natural disasters; competition; credit market conditions; cash flows; access to financing on favorable terms; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; risks associated with self-insurance; war and the prospect of war, including terrorist activity; public health issues; inflation, including wage inflation; exchange rates; the ability to hire, train and retain qualified employees, including members of management; construction delays; failure or interruption of our information technology systems; issues relating to the confidentiality, integrity or availability of information, including due to cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damage to our reputation; challenges associated with doing business in and expanding into international markets; origin and raw material costs of suppliers; inventory availability; disruption in our supply chain; tariffs, trade policies and other geopolitical factors; new accounting standards; our ability to execute our growth initiatives; and other business interruptions. These and other risks and uncertainties are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 30, 2025. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those contemplated by such forward-looking statements. Events described above and in the “Risk Factors” section could materially and adversely affect our business. However, it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Jennifer Hughes at (901) 495-6022, jennifer.hughes@autozone.com

AutoZone's 1st Quarter Highlights - Fiscal 2026

Condensed Consolidated Statements of Operations
1st Quarter, FY2026
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	November 22, 2025	November 23, 2024

Net sales	$4,628,630	$4,279,641
Cost of sales	2,269,317	2,011,584
Gross profit	2,359,313	2,268,057
Operating, SG&A expenses	1,575,108	1,426,908
Operating profit (EBIT)	784,205	841,149
Interest expense, net	106,270	107,629
Income before taxes	677,935	733,520
Income tax expense	147,112	168,587
Net income	$530,823	$564,933
Net income per share:
Basic	$31.88	$33.40
Diluted	$31.04	$32.52
Weighted average shares outstanding:
Basic	16,652	16,913
Diluted	17,102	17,370

Selected Balance Sheet Information
(in thousands)
	November 22, 2025	November 23, 2024	August 30, 2025

Cash and cash equivalents	$287,639	$304,018	$271,803
Merchandise inventories	7,144,353	6,274,070	7,025,688
Current assets	8,403,750	7,420,550	8,341,379
Property and equipment, net	7,236,243	6,281,103	7,062,509
Operating lease right-of-use assets	3,251,395	3,086,857	3,194,666
Total assets	19,665,585	17,465,762	19,355,324
Accounts payable	8,262,343	7,498,696	8,025,590
Current liabilities	9,775,170	8,888,570	9,519,397
Operating lease liabilities, less current portion	3,139,227	2,982,977	3,093,936
Total Debt	8,623,112	9,012,539	8,799,775
Stockholders' deficit	(3,228,607)	(4,672,921)	(3,414,313)
Working capital	(1,371,420)	(1,468,020)	(1,178,018)

AutoZone's 1st Quarter Highlights - Fiscal 2026

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)
	Trailing 4 Quarters
	November 22, 2025	November 23, 2024
Net income	$2,464,137	$2,633,897
Add: Interest expense	474,465	467,823
Income tax expense	614,610	679,533
EBIT	3,553,212	3,781,253

Add: Depreciation and amortization	628,220	562,704
Rent expense(1)	469,499	454,189
Share-based expense	129,327	109,450
EBITDAR	$4,780,258	$4,907,596

Debt	$8,623,112	$9,012,539
Financing lease liabilities	373,545	388,847
Add: Rent x 6(1)	2,816,994	2,725,134
Adjusted debt	$11,813,651	$12,126,520

Adjusted debt to EBITDAR	2.5	2.5

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
	Trailing 4 Quarters
	November 22, 2025	November 23, 2024
Net income	$2,464,137	$2,633,897
Adjustments:
Interest expense	474,465	467,823
Rent expense(1)	469,499	454,189
Tax effect(2)	(188,792)	(189,013)
Adjusted after-tax return	$3,219,309	$3,366,896

Average debt(3)	$8,868,127	$8,849,457
Average stockholders' deficit(3)	(3,949,604)	(4,862,353)
Add: Rent x 6(1)	2,816,994	2,725,134
Average financing lease liabilities(3)	391,144	349,471
Invested capital	$8,126,661	$7,061,709

Adjusted After-Tax ROIC	39.6%	47.7%

(1)The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the trailing four quarters ended November 22, 2025, and November 23, 2024.

	Trailing 4 Quarters
(in thousands)	November 22, 2025	November 23, 2024
Total lease cost, per ASC 842	$635,731	$602,034
Less: Financing lease interest and amortization	(121,487)	(108,665)
Less: Variable operating lease components, related to insurance and common area maintenance	(44,745)	(39,180)
Rent expense	$469,499	$454,189

(2)Effective tax rate over the trailing four quarters ended November 22, 2025, and November 23, 2024, was 20.0% and 20.5%, respectively.
(3)All averages are computed based on trailing five quarter balances.

Other Selected Financial Information
(in thousands)
	November 22, 2025	November 23, 2024
Cumulative share repurchases ($ since fiscal 1998)	$38,948,745	$37,491,245
Remaining share repurchase authorization ($)	1,701,255	1,658,755

Cumulative share repurchases (shares since fiscal 1998)	155,736	155,341

Shares outstanding, end of quarter	16,585	16,810

	12 Weeks Ended	12 Weeks Ended
	November 22, 2025	November 23, 2024

Depreciation and amortization	$148,194	$133,173

Cash flow from operations	944,171	811,803

Capital spending	314,173	247,035

AutoZone's 1st Quarter Highlights - Fiscal 2026
Condensed Consolidated Statements of Operations
Selected Operating Highlights

Store Count & Square Footage

12 Weeks Ended	12 Weeks Ended
November 22, 2025	November 23, 2024
Domestic:
Beginning stores	6,627	6,432
Stores opened	39	23
Stores closed	-	-
Ending domestic stores	6,666	6,455

Relocated stores	3	2

Stores with commercial programs	6,182	5,935

Square footage (in thousands)	44,433	42,844

Mexico:
Beginning stores	883	794
Stores opened	12	6
Ending Mexico stores	895	800

Brazil:
Beginning stores	147	127
Stores opened	2	5
Ending Brazil stores	149	132

Total	7,710	7,387

Total Company stores opened, net	53	34

Square footage (in thousands)	52,219	49,781
Square footage per store	6,773	6,739

Sales Statistics
($ in thousands, except sales per average square foot)
12 Weeks Ended	12 Weeks Ended	Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone Stores (Domestic, Mexico and Brazil)	November 22, 2025	November 23, 2024	November 22, 2025	November 23, 2024(1)
Sales per average store	$602	$570	$2,555	$2,506
Sales per average square foot	$89	$85	$378	$373

Domestic Commercial
Total domestic commercial sales	$1,291,893	$1,128,237	$5,375,950	$4,918,080
% Increase vs. LY	14.5%	3.2%	9.3%	5.6%

Average sales per program per week	$17.5	$15.9	$17.1	$15.8
% Increase vs. LY	10.1%	0.0%	8.2%	(0.6%)

(1)Trailing 4 Quarters ending November 23, 2024 include an additional week of sales of approximately $359.1 million for Total AutoZone Stores with $95.7 million for Domestic Commercial. Sales per average store and sales per square foot benefited from the additional week by $49k, and $7k, respectively.

12 Weeks Ended	12 Weeks Ended
Same store sales(2)	November 22, 2025	November 23, 2024
Domestic	4.8%	0.3%
International	11.2%	1.0%
Total Company	5.5%	0.4%

International - Constant Currency	3.7%	13.7%
Total Company - Constant Currency	4.7%	1.8%

(2)Same store sales are based on sales for all stores open at least one year. Constant Currency same store sales exclude the impact of fluctuations of foreign currency exchange rates by converting both the current year and prior year international results at the prior year foreign currency exchange rate.

Inventory Statistics (Total Stores)
as of	as of
November 22, 2025	November 23, 2024
Accounts payable/inventory	115.6%	119.5%

($ in thousands)
Inventory	$7,144,353	$6,274,070
Inventory per store	927	849
Net inventory (net of payables)	(1,117,990)	(1,224,626)
Net inventory/per store	(145)	(166)

Trailing 5 Quarters
November 22, 2025	November 23, 2024
Inventory turns	1.4	x	1.4	x